Exhibit 99.1- Company Information

Below is a disclosure of information disclosed in certain presentations, some of which has not been previously disclosed to the public:

Reconciliation of Pro Forma Organic Net Revenue
The following information reflects Pro Forma Organic Net Revenue from 2004 through 2008.   The Pro Forma Organic Net Revenue Reconciliation reflects the Net Revenue of the Company for such period, further adjusted to reflect preacquisition net revenue assuming inVentiv Health’s acquisitions of the entities had been consummated on January 1, 2004.  Pro Forma Organic Net Revenue excludes Paragon Rx and Essential net revenues prior to acquisition.

Unaudited (in millions)	2004	2005	2006	2007	2008
Net Revenue, as reported	313	467	633	797	952
Preacquisition revenue	303	251	146	80	19
Pro forma Organic Net Revenue	616	718	779	877	971

Other Information

•	U.S. Pharmaceutical Outsourced Sales Representative Market Opportunity
	2009E	2010E	2011E	2012E	2013E	2014E
Manufacturers’ Representatives Deployed	75,851	72,102	68,393	64,712	61,044	57,375
U.S. Outsourced Representatives	5,929	6,599	7,344	8,174	9,097	10,125
Total	81,780	78,701	75,737	72,886	70,141	67,500
Outsourcing Penetration Rate	7.2%	8.4%	9.7%	11.2%	13.0%	15.0%
Sources: Company reports, press releases, SDI Health & inVentiv analysis. Above data compiled from external sources and internal analysis, and is subject to variability.

•	U.S. Patient Services/Outcomes Market Opportunity
▪	Patient assistance market estimated at $90 million
▪	Medical cost containment market serves approximately 900 third party administrators